EXHIBIT 21

SUBSIDIARIES OF VERSO PAPER CORP.

Jurisdiction of
Incorporation or
Name of Subsidiary	Organization

Verso Paper Finance Holdings One LLC	Delaware

Verso Paper Finance Holdings LLC	Delaware

Verso Paper Holdings LLC	Delaware

Verso Paper Finance Holdings Inc.	Delaware

Verso Paper LLC	Delaware

Verso Paper Inc.	Delaware

Verso Androscoggin LLC	Delaware

Verso Bucksport LLC	Delaware

Bucksport Leasing LLC	Delaware

Verso Maine Energy LLC	Delaware

Verso Quinnesec REP Holding Inc.	Delaware

Verso Quinnesec LLC	Delaware

Verso Quinnesec REP LLC	Delaware

Verso Sartell LLC	Delaware

Verso Fiber Farm LLC	Delaware

nexTier Solutions Corporation	California